Exhibit 99.1
news release
For Immediate Release

February 27, 2013

Employers Holdings, Inc. Reports Fourth Quarter and Full Year 2012 Earnings and Declares First Quarter 2013 Dividend

Key Highlights
(Q4, 2012 compared to Q4, 2011 except where noted)

•
Favorable development in the Loss Portfolio Transfer (LPT) Agreement ceded reserves reduced losses and loss adjustment expense (LAE) that increased net income by $73.3 million or $2.35 per diluted share in the fourth quarter and $2.31 per diluted share in the full year 2012

•	Increase to estimated contingent commission receivable under the LPT

◦	Reduced losses and LAE by $8.6 million and increased net income by $8.2 million or $0.26 per diluted share in the fourth quarter 2012

◦	Reduced losses and LAE and increased net income by $9.6 million or $0.30 per diluted share in the full year 2012

•	Overall net rate up 8.3%

•	Net written premiums of $134.6 million; up 34%

•	Net earned premiums of $140.8 million; up 40%

•	Revenues of $159.6 million; up 15%

•	Combined ratio before LPT improved 2.9 percentage points

•	Book value of $26.66 up 6% since December 31, 2011

Reno, Nevada-February 27, 2013-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported fourth quarter 2012 net income of $87.8 million or $2.82 per diluted share compared with net income of $20.0 million or $0.58 per diluted share in the fourth quarter of 2011. Full year net income was $106.9 million or $3.37 per diluted share in 2012 compared with $48.6 million or $1.30 per diluted share in 2011.
Reported results in the fourth quarter and the full year 2012 include two factors related to the LPT Agreement. First, we recognized $100 million of favorable development in the estimated reserves ceded under the LPT Agreement. This adjustment to the estimated reserves ceded resulted in a $73.3 million cumulative adjustment to the Deferred Gain, which reduced our losses and LAE by the same amount during the fourth quarter of 2012 (LPT Reserve Adjustment). Second, an increase in the estimate of contingent commission receivable and the related Deferred Gain under the LPT Agreement resulted in an $8.6 million cumulative adjustment and reduced our losses and LAE during the fourth quarter of 2012 (LPT Contingent Commission Adjustment). The full year 2012 impact of adjustments to our contingent commission under the LPT was to reduce our losses and LAE by $9.6 million.
President and Chief Executive Officer Douglas D. Dirks commented on the results: “We are pleased to report continued improvement in our operating performance during the fourth quarter of 2012. For the fourth consecutive quarter, we increased net earned premiums and net rate which, combined with other factors, yielded a year over year 2.9 percentage point improvement in our fourth quarter combined ratio excluding the impact of the LPT Agreement. Additionally, our loss provision rate remained in the high seventies in the fourth quarter. As we stated last quarter, if positive rate trends continue to exceed our loss trends, we will incrementally lower the loss provision rate throughout 2013, beginning in the first quarter."
Dirks continued: "In terms of the favorable adjustment to LPT-related reserves, we last booked a favorable adjustment to the LPT reserves in 2005, prior to our initial public offering. Recent claim patterns over several quarters indicated a favorable adjustment in the fourth quarter was warranted. The higher LPT contingent profit commission was also driven by these favorable LPT loss trends."
In closing, Dirks stated: “You may have noticed our new EMPLOYERS logo. I note with pleasure and pride that the year 2013 is a major milestone for EMPLOYERS. As of this year, with our history as the state fund, we have been doing business as a workers'

compensation specialist for one hundred years. While we have only been a public company since early 2007, in that time and during one of the most challenging operating environments for our industry, we have succeeded in growing our adjusted book value (including the LPT Agreement deferred reinsurance gain) more than 75% since year-end 2006 and 6% in the twelve months ended December 31, 2012. We remain committed to providing long-term value to our shareholders and we look forward to continuing to provide high quality, competitively priced products to our policyholders for many more years to come."
Revision of Previously Issued Financial Statements
Please note that the information presented in this release has been restated for prior periods as a result of a revision to manner in which we account for the contingent profit commission to which we are entitled under the LPT Agreement, which was a non-recurring transaction that does not effect our ongoing operations. This revision resulted in an increase to the contingent commission receivable–LPT Agreement on our consolidated balance sheets, which impacts the Deferred reinsurance gain–LPT Agreement (Deferred Gain) and is reflected in losses and LAE incurred in our consolidated statements of income and comprehensive income over the life of the contingent profit commission. Historically, any adjustment to the contingent profit commission was reflected in commission expense in the period that the estimate was revised. We assessed the impact of these revisions and concluded that they were not material to any of our financial statements for the each of the three quarters within the nine months ended September 30, 2012, or fiscal years ended December 31, 2011, 2010, 2009, or 2008. As a result, we have not filed amendments to any of our previously filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Although the effect of these revisions was not material to those previously issued financial statements, the cumulative effect of reflecting these revisions in the current year would have been material for the fiscal year ended December 31, 2012. Since these revisions are treated as corrections to our prior period financial results, the revisions are considered to be a restatement under U.S. generally accepted accounting principles (GAAP). Accordingly, the revised financial information included in this release and our Annual Report on Form 10-K has been identified as “restated.”
The effect of the revisions to the previously issued consolidated statements of income and comprehensive income for the years ended December 31, 2011 and 2010 was to increase the commission expense and decrease the losses and LAE, with the net effect of increasing net income and earnings per share. Additionally, total stockholders' equity at December 31, 2011 decreased and there was an increase to the contingent commission receivable–LPT Agreement and the deferred reinsurance gain–LPT Agreement on the consolidated balance sheets as of December 31, 2011.

The following table presents the summary impacts of the restatement adjustments on our previously reported losses and LAE, commission expense, and net income for the fourth quarter and year ended December 31, 2011 and total stockholders' equity as of the year ended December 31, 2011:

	Quarter Ended	Year Ended
(in thousands, except per share data)	December 31, 2011	December 31, 2011
Losses and LAE (previously reported)	$73,654	$264,663
Adjustment	(623)	(2,152)
Losses and LAE (as restated)	$73,031	$262,511

Commission expense (previously reported)	$13,134	$45,502
Adjustment	595	1,842
Commission expense (as restated)	$13,729	$47,344

Net income (previously reported)	$19,934	$48,313
Adjustment	28	310
Net income (as restated)	$19,962	$48,623

Earnings per common share:
Basic (previously reported)	$0.58	$1.30
Adjustment	—	—
Basic (as restated)	$0.58	$1.30

Diluted (previously reported)	$0.58	$1.29
Adjustment	—	0.01
Diluted (as restated)	$0.58	$1.30

Total stockholders' equity (previously reported)		$474,186
Adjustment		(12,203)
Total stockholders' equity (as restated)		$461,983

For more information regarding the impact on our financial results, please refer to the notes to our consolidated financial statements included in our Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission on March 1, 2013.
President and Chief Executive Officer Douglas D. Dirks commented on the revision to the manner in which we account for the contingent profit commission: "Previously and since 2002, we have accounted for paid and accrued contingent profit commission as a reduction in commission expense in the period that the estimate was revised. Under our restated accounting practice, we treat the contingent profit commission as a reduction in the premium paid at the onset of the LPT Agreement, thereby reducing the consideration paid for the agreement and consequently increasing the deferred gain. We will continue to amortize any gain related to the contingent profit over the first twenty five years of the LPT agreement, or until June 30, 2024. The change to this new accounting method did not change the amount of our estimated gain related to the contingent profit commission, which was approximately $44 million at December 31, 2012 and is being amortized into income over that 25 year period. As a result of this change in accounting, our non-GAAP disclosures 'before the impact of the LPT Agreement' now also exclude the impact of the contingent profit commission."

The following table shows the reconciliations of net income, earnings per diluted share and the combined ratio to these measures adjusted for the impact of the LPT Agreement (the Company's non-GAAP measures described in the definitions below), as redefined.
Reconciliation of Net income to Net income before impact of the LPT Agreement, Earnings per diluted common share to Earnings per diluted common share before impact of the LPT Agreement and Combined ratio to Combined ratio before impact of the LPT Agreement

	Three Months Ended December 31,	Three Months Ended December 31,	Twelve Months Ended December 31,	Twelve Months Ended December 31,
(in thousands except per share data)	2012	2011	2012	2011
		(As Restated)		(As Restated)
Net income	$87,769	$19,962	$106,891	$48,623
Less amortization of the Deferred Gain	4,033	4,470	16,976	18,249
Less impact of LPT Agreement Reserve Adjustment	73,349	—	73,349	—
Less impact of LPT Contingent Commission Adjustment	8,601	316	9,609	1,050
Net income before impact of the LPT Agreement	$1,786	$15,176	$6,957	$29,324

Earnings per diluted common share	$2.82	$0.58	$3.37	$1.30
Less amortization of the Deferred Gain	0.13	0.13	0.54	0.49
Less impact of LPT Agreement Reserve Adjustment	2.35	—	2.31	—
Less impact of LPT Contingent Commission Adjustment	0.28	0.01	0.30	0.03
Earnings per diluted common share before impact of the LPT Agreement	$0.06	$0.44	$0.22	$0.78

Combined ratio	51.4%	110.6%	95.3%	113.9%
Plus amortization of the Deferred Gain in losses & LAE	2.9%	4.5%	3.5%	4.8%
Plus impact of LPT Agreement Reserve Adjustment	52.1%	—%	14.6%	—%
Plus impact of LPT Contingent Commission Adjustment	6.1%	0.3%	1.9%	0.5%
Combined ratio before impact of the LPT	112.5%	115.4%	115.3%	119.2%
As we have previously disclosed, implementation of the new accounting guidance related to the definition of acquisition costs which may be capitalized, effective in January 2012, also impacted our financial results in the fourth quarter and the full year 2012. This change in the definition of deferred acquisition costs (DAC) lowered our reported net income throughout the year as a result of having to expense certain costs that were capitalized in prior years. The Company's financial results have not been retroactively adjusted for the change in DAC accounting. For ease of comparison, reconciliations of fourth quarter and full year results, which illustrate the year over year impact of the change in DAC accounting and the LPT impact, are included in the tables attached to this press release.
Fourth Quarter 2012
Net premiums written increased 33.5% to $134.6 million in the fourth quarter of 2012 compared with $100.8 million in 2011. In-force premiums of $537.3 million at year-end 2012 increased 36.4% compared to the end of the year 2011.
Net premiums earned were $140.8 million, an increase of 40.5% from the fourth quarter of 2011, primarily due to policy count growth of 31.5% year over year at December 31, 2012. There were 79,814 policies in force at the end of the fourth quarter of 2012, an increase of 19,121 policies in the last twelve months.
Net investment income was $18.2 million compared with net investment income of $19.7 million in the fourth quarter of 2011. The decrease in the fourth quarter of 2012 was primarily related to a slight decrease in yield.
Realized gains on investments were $0.5 million compared with $18.2 million in the fourth quarter of 2011. The higher realized gains in 2011 resulted from the strategic re-balancing of our investment portfolio to increase portfolio allocations to taxable fixed income sectors, shorten portfolio duration following the decline in interest rates in the second half of 2011, and increase the allocation of the portfolio to high dividend equity securities.

Losses and LAE were $22.8 million compared with $73.0 million in the fourth quarter of 2011. The year over year decrease was primarily related to increased net premiums earned, partially offset by the $73.3 impact of the LPT Reserve Adjustment and the $8.6 million impact of the LPT Contingent Commission Adjustment in the fourth quarter of 2012. Fourth quarter losses and LAE before the LPT were $108.7 million in 2012 compared with $77.8 million in 2011. The current accident year loss provision rate was 76.8% in the fourth quarter of 2012 compared with 77.1% in the fourth quarter of 2011.
Fourth quarter commission expense was $18.5 million compared with $13.7 million in 2011. Commission expense increased primarily due to the higher net premiums earned and higher agency incentive commissions due to increased agent production in 2012 compared to 2011.
Our Underwriting and other operating expenses ratio declined 1.8 percentage points in the fourth quarter year over year as we continued to increase premium and scale. Overall, underwriting and other operating expenses were $30.5 million compared with $23.5 million in the fourth quarter of 2011, an increase of $7.0 million, primarily as a result of a $5.0 million increase in equity and incentive related compensation expenses and a $1.9 million increase in premium taxes and assessments as net premiums earned increased. These increases were partially offset by a $0.4 million decrease in professional services fees compared to the same period in 2011. Additionally, implementation of the new accounting guidance for DAC resulted in a $0.6 million increase in our underwriting and other operating expenses for the three months ended December 31, 2012.
An income tax benefit of $1.4 million was recorded in the fourth quarter of 2012 compared with an income tax expense of $6.6 million in the fourth quarter of 2011. The tax benefit was primarily related to increased non-taxable income resulting from the favorable LPT reserve adjustment and the LPT Contingent Commission Adjustment, both of which were tax exempt.
At the end of the fourth quarter of 2012, the year over year change in net rate was a positive 8.3%, continuing the positive trend in net rate begun in the fourth quarter of 2011. The net rate change in California was an increase of 13.7% year over year. Our change in total payroll exposure increased 25.9% year over year.
The fourth quarter 2012 combined ratio was 51.4% (112.5% before the impact of the LPT), compared with 110.6% (115.4% before the impact of the LPT) for the fourth quarter of 2011. Year over year, the combined ratio before the LPT improved 2.9 percentage points.
Full Year 2012
Net premiums written increased 38.9% to $569.7 million in 2012 compared with $410.0 million in 2011.
Net premiums earned were $501.5 million, an increase of 38.0% from 2011, primarily due to policy count growth of 31.5% year over year at December 31, 2012.
Net investment income was $72.4 million compared with net investment income of $80.1 million in 2011. The decrease was primarily related to a decrease in yield from 4.1% at December 31, 2011 to 3.7% at December 31, 2012.
Realized gains on investments were $5.0 million compared with $20.2 million in 2011. The higher realized gains in 2011 resulted from the strategic re-balancing of our investment portfolio to increase portfolio allocations to taxable fixed income sectors, shorten portfolio duration following the decline in interest rates in the second half of 2011, and increase the allocation of the portfolio to high dividend equity securities.
Losses and LAE were $287.9 million compared with $262.5 million in 2011 primarily as a result of an increase in net premiums earned, partially offset by a $9.6 million LPT Contingent Commission Adjustment and the $73.3 million favorable LPT Reserve Adjustment in 2012. The current accident year provision rate for losses was 77.0% in 2012 compared with 77.2% in 2011. Before the impact of the LPT, losses and LAE were $387.8 million in 2012 and $281.8 million in 2011.
Commission expense was $65.6 million compared with $47.3 million in 2011. Higher commission expense in 2012 was primarily due to higher net premiums earned and higher agency incentive commissions from increased agent production.
Dividends to policyholders were $3.2 million in 2012 compared with $3.4 million in 2011. Policyholder dividends fluctuate due to changes in premium levels on dividend policies and the eligibility of policyholders to receive dividend payments.
Underwriting and other operating expenses were $121.4 million compared with $100.7 million in 2011, an increase of 20.6% primarily as a result of a $7.2 million increase in bonus and equity compensation expenses, an increase in premium taxes and assessments of $3.1 million and an increase in bad debt expense of $2.1 million. These increases were partially offset by a $1.6 million decrease in professional services fees compared to 2011. Additionally, implementation of the new accounting guidance for DAC resulted in a $7.1 million increase in our underwriting and other operating expenses for the full year 2012. This increase was partially offset by a $1.4 million net reduction in underwriting and other operating expenses in 2012 related to a change in estimate for guarantee fund assessments.
An income tax benefit of $9.3 million was recorded in 2012 compared with an income tax benefit of $2.1 million in 2011. The increased tax benefit was primarily related to higher tax exempt income as a percentage of pre-tax net income. The change in estimate of the contingent commission receivable - LPT Agreement also resulted in an additional $0.6 million bonus accrual that increased the income tax benefit by $0.2 million during the year ended December 31, 2012. This change in estimate increased net income by $8.2 million or $0.26 per diluted share.
The 2012 combined ratio was 95.3% (115.3% before the impact of the LPT), compared with 113.9% (119.2% before the impact of the LPT) in 2011. The year over year combined ratio improved 18.6 percentage points on a GAAP basis and 3.9 percentage points before the impact of the LPT.
Debt, Capital Structure
Total outstanding debt at December 31, 2012, was $112.0 million, with a debt to total capitalization ratio, including the deferred reinsurance gain - LPT Agreement, of 12.0%. As of December 31, 2012, the Company's capital structure consisted of $80.0 million principal balance on its credit facility with Wells Fargo, $32.0 million in surplus notes maturing in 2034, and $820.4 million of stockholders' equity including the deferred reinsurance gain - LPT Agreement.
In September of 2012, the Company made a cash capital contribution of $70 million to its operating subsidiaries to support future growth and maintain financial strength ratings.
Investments
Total invested assets were approximately $2.1 billion at December 31, 2012. The Company's investment portfolio, which is classified as available-for-sale, consisted of 94% fixed maturity securities and 6% equity securities at the end of the fourth quarter of 2012.
The Company provides a list of portfolio securities by CUSIP in the Calendar of Events, Fourth Quarter “Investors” section of its web site at www.employers.com.
Common Stock Repurchases and First Quarter 2013 Dividend
The Company repurchased 22,824 shares of common stock during the fourth quarter of 2012 at an average price of $17.95 per share for a total cost of $0.4 million. Since the inception of its current stock repurchase program in November of 2010, the Company has repurchased 9.4 million shares of common stock at an average price of $15.79 per share for a total of $148.8 million. At December 31, 2012, approximately $51.2 million remained available for share repurchases through June 30, 2013 pursuant to the Company's current stock repurchase program.
Since the Company's initial public offering in January 2007 through December 31, 2012, the Company repurchased a total of 23,372,974 shares of common stock at an average cost per share of $15.51 for a total cost of $362.6 million.
The Board of Directors declared a first quarter 2013 dividend of six cents per share. The dividend is payable on March 27, 2013 to stockholders of record as of March 13, 2013.
Conference Call and Web Cast; Form 10-K
The Company will host a conference call on Thursday, February 28, 2013, at 8:00 a.m. Pacific Standard Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available following the call. The conference call replay number is (888) 286-8010 with a pass code of 20377630. International callers may dial (617) 801-6888.
EHI expects to file its Form 10-K for the year ended December 31, 2012, with the Securities and Exchange Commission (“SEC”) on Friday, March 1, 2013. The Form 10-K will be available without charge through the EDGAR system at the SEC's web site at www.sec.gov, and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures used to analyze the Company's operating performance for the periods presented.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. In addition, these measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies.

Net Income before impact of the LPT Agreement. Net income before (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Deferred reinsurance gain-LPT Agreement. Deferred reinsurance gain–LPT Agreement reflects the unamortized gain from our LPT Agreement. Under GAAP, this gain is deferred and is being amortized using the recovery method. Amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries over the life of the LPT Agreement, except for the contingent profit commission, which is amortized through June30, 2024. The amortization is reflected in losses and LAE. We periodically reevaluate the remaining direct reserves subject to the LPT Agreement and the expected losses and LAE subject to the contingent profit commission under the LPT Agreement. Our reevaluations result in corresponding adjustments, if needed, to reserves, ceded reserves, contingent commission receivable, and the Deferred Gain, with the net effect being an increase or decrease, as the case may be, to net income.

(a)
Any adjustment to the contingent profit commission under the LPT Agreement results in a cumulative adjustment to the Deferred Gain, which is also recognized in losses and LAE incurred in the consolidated statement of income and comprehensive income, so that the Deferred Gain reflects the balance that would have existed had the revised contingent profit commission been recognized at the inception of the LPT Agreement. (LPT Contingent Commission Adjustment).

(b)
Any adjustment to the estimated reserves ceded under the LPT Agreement results in a cumulative adjustment to the Deferred Gain, which is also included in losses and LAE incurred in the consolidated statement of income and comprehensive income, so that the Deferred Gain reflects the balance that would have existed had the revised reserves been recognized at the inception of the LPT Agreement (LPT Reserve Adjustment).

Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE includes (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.
Commission Expense Ratio. Commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, the policyholder dividends ratio and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (i) amortization of deferred reinsurance gain-LPT Agreement (ii) adjustments to LPT Agreement ceded reserves and (iii) adjustments to the contingent profit commission.
Equity including deferred reinsurance gain-LPT Agreement. Equity including deferred reinsurance gain-LPT is total equity plus the deferred reinsurance gain-LPT Agreement.
Book value per share. Equity including deferred reinsurance gain-LPT Agreement divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding the Company's future operations and performance. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives.
EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q, the Company's Annual Reports on Form 10-K and the Company's plans and expectations with respect to loss provision rates, its commitment to providing long-term shareholder value and its ability to continue to provide high quality, competitively priced service to policyholders.
All forward-looking statements made in this press release reflect EHI's current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. The business and results of EHI could be affected by, among other things, competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience including increased loss costs nationally and in California, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, accounting changes, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments (including adverse developments in financial markets as a result of, among other things, changes in local, regional or national economic conditions and volatility and deterioration of financial markets), credit and other risks associated with EHI's investment activities, significant changes in investment yield rates, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions (including pricing conditions), relations with and performance of employees and agents, observed market conditions (including trends in rates and losses), EHI's growth rate, capital needs at EHI's operating companies, strategic initiatives, and other factors identified in EHI's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041). EHI assumes no obligation to update this release or the information contained herein, which speaks as of the date issued.
CONTACT:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2013 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc.
Consolidated Statements of Income and Comprehensive Income
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		2011		2011
	2012	As Restated	2012	As Restated
Revenues	(unaudited)
Gross premiums written	$137,407	$102,941	$580,327	$418,512
Net premiums written	$134,595	$100,789	$569,676	$410,038
Net premiums earned	$140,843	$100,268	$501,464	$363,424
Net investment income	18,175	19,734	72,363	80,117
Realized gains on investments, net	487	18,178	5,048	20,161
Other income	82	247	307	452
Total revenues	159,587	138,427	579,182	464,154

Expenses
Losses and loss adjustment expenses	22,760	73,031	287,910	262,511
Commission expense	18,462	13,729	65,580	47,344
Dividends to policyholders	687	657	3,204	3,423
Underwriting and other operating expense	30,505	23,505	121,440	100,717
Interest expense	848	911	3,504	3,642
Total expenses	73,262	111,833	481,638	417,637

Net income before income taxes	86,325	26,594	97,544	46,517
Income tax (benefit) expense	(1,444)	6,632	(9,347)	(2,106)
Net income	$87,769	$19,962	$106,891	$48,623

Comprehensive income
Unrealized gains during the period (net of taxes of $8,675 and $24,602 for the periods ended December 31, 2012 and 2011, respectively)	$(9,822)	$12,734	$16,111	$45,691
Less: reclassification adjustment for realized gains in net income (net of taxes of $1,767 and $7,056 for the period ended December 31, 2012 and 2011)	316	11,816	3,281	13,105
Other comprehensive income, net of tax	(10,138)	918	12,830	32,586

Total comprehensive income	$77,631	$20,880	$119,721	$81,209
Reconciliation of net income to net income before impact of LPT Agreement
Net income	$87,769	$19,962	$106,891	$48,623
Impact of the LPT Agreement:
Less amortization of deferred reinsurance gain - LPT Agreement	4,033	4,470	16,976	18,249
Less impact of the LPT Reserve Adjustment(1)	73,349	—	73,349	—
Less impact of the LPT Contingent Commission Adjustment(2)	8,601	316	9,609	1,050
Net income before impact of the LPT Agreement	$1,786	$15,176	$6,957	$29,324

(1)
Any adjustment to the estimated reserves ceded under the LPT Agreement results in a cumulative adjustment to the Deferred Gain, which is also included in losses and LAE incurred in the consolidated statement of income and comprehensive income such that the Deferred Gain reflects the balance that would have existed had the revised reserves been recognized at the inception of the LPT Agreement. (See Note 3 to the financial statements included in the Company's Form 10-K for the fiscal year ended December 31, 2012 to be filed with the Securities and Exchange Commission.)

(2)
Any adjustment to the contingent profit commission under the LPT Agreement results in a cumulative adjustment to the Deferred Gain, which is also recognized in losses and LAE incurred in the consolidated statement of income and comprehensive income such that the Deferred Gain reflects the balance that would have existed had the revised contingent profit commission been recognized at the inception of the LPT Agreement. (LPT Contingent Commission Adjustment). (See Note 3 to the financial statements included in the Company's Form 10-K for the fiscal year ended December 31, 2012 to be filed with the Securities and Exchange Commission.)

Employers Holdings, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		2011		2011
	2012	As Restated	2012	As Restated
	(unaudited)

Net Income	$87,769	$19,962	$106,891	$48,623

Earnings per common share
Basic	$2.85	$0.58	$3.40	$1.30
Diluted	$2.82	$0.58	$3.37	$1.30

Weighted average shares outstanding
Basic	30,839,338	34,388,151	31,476,056	37,284,425
Diluted	31,152,831	34,522,369	31,703,426	37,424,065

Reconciliation of EPS to EPS before impact of the LPT Agreement
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		2011		2011
	2012	As Restated	2012	As Restated
	(unaudited)
Earnings per common share
Basic	$2.85	$0.58	$3.40	$1.30
Diluted	$2.82	$0.58	$3.37	$1.30

Earnings per common share attributable to the LPT Agreement
Basic	$2.79	$0.14	$3.17	$0.52
Diluted	$2.76	$0.14	$3.15	$0.52

Earnings per common share before the LPT Agreement
Basic	$0.06	$0.44	$0.22	$0.79
Diluted	$0.06	$0.44	$0.22	$0.78

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

		As of
	As of	December 31, 2011
	December 31, 2012	As Restated
Assets
Available for sale:
Fixed maturity securities at fair value (amortized cost $1,869,142 at December 31, 2012 and $1,706,216 at December 31, 2011)	$2,024,428	$1,852,699
Equity securities at fair value (amortized cost $81,067 at December 31, 2012 and $64,962 at December 31, 2011)	125,086	98,046
Total investments	2,149,514	1,950,745
Cash and cash equivalents	140,661	252,300
Restricted cash and cash equivalents	5,353	6,299
Accrued investment income	19,356	19,537
Premiums receivable, less bad debt allowance of $5,957 at December 31, 2012 and $5,546 at December 31, 2011	223,011	160,443
Reinsurance recoverable for:
Paid losses	9,467	10,729
Unpaid losses	805,386	940,840
Funds held by or deposited with reinsureds	1,838	1,102
Deferred policy acquisition costs	38,852	37,524
Federal income taxes recoverable	1,893	1,993
Deferred income taxes, net	26,231	22,140
Property and equipment, net	14,680	11,360
Intangible assets, net	10,558	11,728
Goodwill	36,192	36,192
Contingent commission receivable–LPT Agreement	19,141	4,127
Other assets	9,206	15,251
Total assets	$3,511,339	$3,482,310

Liabilities and stockholders' equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,231,540	$2,272,363
Unearned premiums	265,149	194,933
Policyholders' dividends accrued	2,942	3,838
Total claims and policy liabilities	2,499,631	2,471,134
Commissions and premium taxes payable	40,825	28,905
Accounts payable and accrued expenses	19,522	14,994
Deferred reinsurance gain–LPT Agreement	281,043	365,963
Notes payable	112,000	122,000
Other liabilities	18,937	17,331
Total liabilities	$2,971,958	$3,020,327

Employers Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(Continued)

		As of
	As of	December 31, 2011
	December 31, 2012	As Restated
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 54,144,453 and 53,948,442 shares issued and 30,771,479 and 32,996,809 shares outstanding at December 31, 2012 and 2011, respectively	$542	$540
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	325,990	318,989
Retained earnings	445,850	346,490
Accumulated other comprehensive income, net	129,549	116,719
Treasury stock, at cost (23,372,974 shares at December 31, 2012 and 20,951,633 shares at December 31, 2011)	(362,550)	(320,755)
Total stockholders’ equity	539,381	461,983
Total liabilities and stockholders’ equity	$3,511,339	$3,482,310

Equity including deferred reinsurance gain - LPT
Total stockholders’ equity	$539,381	$461,983
Deferred reinsurance gain - LPT Agreement	281,043	365,963
Total equity including deferred reinsurance gain - LPT Agreement (A)	$820,424	$827,946
Shares outstanding (B)	$30,771,479	$32,996,809
Book value per share (A * 1000) / B	$26.66	$25.09

Employers Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended
	December 31,
		2011
	2012	As Restated
Operating activities
Net income	$106,891	$48,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,601	6,388
Stock-based compensation	6,141	3,742
Amortization of premium on investments, net	7,019	7,242
Allowance for doubtful accounts	411	(2,057)
Deferred income tax (benefit) expense	(10,999)	(1,608)
Realized gains on investments, net	(5,048)	(20,161)
Realized losses (gains) on retirement of assets	245	(155)
Change in operating assets and liabilities:
Accrued investment income	181	3,485
Premiums receivable	(62,979)	(48,399)
Reinsurance recoverable for paid and unpaid losses	136,716	18,889
Funds held by or deposited with reinsureds	(736)	2,599
Federal income taxes recoverable	100	2,055
Unpaid losses and loss adjustment expenses	(40,823)	(7,366)
Unearned premiums	70,216	45,448
Accounts payable, accrued expenses and other liabilities	3,028	(4,265)
Deferred reinsurance gain-LPT Agreement	(84,920)	(17,436)
Contingent commission receivable–LPT Agreement	(15,014)	(1,863)
Other	15,741	8,054
Net cash provided by operating activities	131,771	43,215
Investing activities
Purchase of fixed maturity securities	(455,221)	(236,633)
Purchase of equity securities	(31,478)	(21,310)
Proceeds from sale of fixed maturity securities	139,792	317,365
Proceeds from sale of equity securities	16,646	6,476
Proceeds from maturities and redemptions of investments	149,259	126,902
Proceeds from sale of fixed assets	226	396
Capital expenditures and other	(5,116)	(4,687)
Restricted cash and cash equivalents provided by investing activities	946	10,650
Net cash (used in) provided by investing activities	(184,946)	199,159
Financing activities
Acquisition of treasury stock	(41,795)	(91,975)
Cash transactions related to stock-based compensation	839	1,019
Dividends paid to stockholders	(7,508)	(8,943)
Payments on notes payable	(10,000)	(10,000)
Net cash used in financing activities	(58,464)	(109,899)
Net (decrease) increase in cash and cash equivalents	(111,639)	132,475
Cash and cash equivalents at the beginning of the period	252,300	119,825
Cash and cash equivalents at the end of the period	$140,661	$252,300

Employers Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Net Income before Taxes, Income Tax Benefit, Net Income before LPT, Earnings and Earnings before the LPT per Common Diluted Shares

	Three Months Ended December 31,
($ thousands except per share data)	2012			2011
	Reported Results	Adjustments (1)(2)	Non-GAAP Results	As Restated
Net income before taxes	$86,325	$595	$86,920	$26,594
Income tax (benefit) expense	$(1,444)	$798	$(646)	$6,632
Net income	$87,769	$(203)	$87,566	$19,962
Less: Amortization of the LPT(3)	4,033		4,033	4,470
Less: LPT Reserve Adjustment(3)	73,349		73,349	—
Less: LPT Contingent Commission Adjustment(3)	8,601		8,601	316
Net income before LPT(3)	$1,786		$1,583	$15,176

Earnings per common diluted share	$2.82	$(0.01)	$2.81	$0.58
Earnings before the LPT per common diluted share(3)	0.06	(0.01)	0.05	0.44
Diluted shares used in per share calculations	31,152,831	31,152,831	31,152,831	34,522,369

(1)
Adjustment to exclude the DAC accounting change which added $0.6 million to underwriting and other operating expense in the three months ended December 31, 2012. The $0.6 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)	Adjustment to include the tax benefit related to the exclusion of the DAC accounting change in the three months ended December 31, 2012.

(3)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail elsewhere in this release. This calculation is normally included in the Company's reports on financial and operating results.

Reconciliation of GAAP to Non-GAAP Underwriting and Other Operating Expenses and Underwriting and Other Operating Expense Ratio, Combined Ratio, and Combined Ratio before LPT

	Three Months Ended December 31,
($ thousands except for percentages)	2012			2011
	Reported Results	Adjustments(1)	Non-GAAP Results	As Restated
Underwriting & other operating expenses	$30,505	$595	$29,910	$23,505
Underwriting & other operating expenses ratio	21.6%	0.4%	21.2%	23.4%
Total expenses	$72,414	$595	$71,819	$110,922
Combined ratio	51.4%	0.4%	51.0%	110.6%
Total expenses before LPT(2)	$158,397	$595	$157,802	$115,708
Combined ratio before LPT(2)	112.5%	0.4%	112.1%	115.4%

(1)
Adjustment to exclude the DAC accounting change which added $0.6 million to underwriting and other operating expense in the three months ended December 31, 2012. The $0.6 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail elsewhere in this release. This calculation is normally included in the Company's reports on financial and operating results.

Employers Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Net Income before Taxes, Income Tax Benefit, Net Income before LPT, Earnings and Earnings before the LPT per Common Diluted Shares

	Twelve Months Ended December 31,

($ thousands except per share data)	2012			2011
	Reported Results	Adjustments (1)(2)	Non-GAAP Results	As Restated
Net income before taxes	$97,544	$7,061	$104,605	$46,517
Income tax (benefit) expense	$(9,347)	$2,472	$(6,875)	$(2,106)
Net income	$106,891	$4,589	$111,480	$48,623
Less: Amortization of the LPT(3)	16,976		16,976	18,249
Less: LPT Reserve Adjustment(3)	73,349		73,349	—
Less: LPT Contingent Commission Adjustment(3)	9,609		9,609	1,050
Net income before LPT(3)	$6,957		$11,546	$29,324

Earnings per common diluted share	$3.37	$0.14	$3.52	$1.30
Earnings before the LPT per common diluted share(3)	0.22	0.14	0.36	0.78
Diluted shares used in per share calculations	31,703,426	31,703,426	31,703,426	37,424,065

(1)
Adjustment to exclude the DAC accounting change which added $7.1 million to underwriting and other operating expense in the twelve months ended December 31, 2012. The $7.1 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)	Adjustment to include the tax benefit related to the exclusion of the DAC accounting change in the twelve months ended December 31, 2012.

(3)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail elsewhere in this release. This calculation is normally included in the Company's reports on financial and operating results.

Reconciliation of GAAP to Non-GAAP Underwriting and Other Operating Expenses and Underwriting and Other Operating Expense Ratio, Combined Ratio, and Combined Ratio before LPT

	Twelve Months Ended December 31,

($ thousands except for percentages)	2012			2011
	Reported Results	Adjustments(1)	Non-GAAP Results	As Restated
Underwriting & other operating expenses	$121,440	$7,061	$114,379	$100,717
Underwriting & other operating expenses ratio	24.2%	1.4%	22.8%	27.8%
Total expenses	$478,134	$7,061	$471,073	$413,995
Combined ratio	95.3%	1.4%	93.9%	113.9%
Total expenses before LPT(2)	$578,068	$7,061	$571,007	$433,294
Combined ratio before LPT(2)	115.3%	1.4%	113.9%	119.2%

(1)
Adjustment to exclude the DAC accounting change which added $7.1 million to underwriting and other operating expense in the twelve months ended December 31, 2012. The $7.1 million was comprised of expenses related to acquiring new or renewal insurance contracts.

(2)
The LPT adjustment is also a non-GAAP measure which is explained/reconciled in additional detail elsewhere in this release. This calculation is normally included in the Company's reports on financial and operating results.

Employers Holdings, Inc.
Calculation of Combined Ratio before the Impact of the LPT Agreement
(in thousands, except for percentages)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		2011		2011
	2012	As Restated	2012	As Restated
	(unaudited)
Net premiums earned	$140,843	$100,268	$501,464	$363,424

Losses and loss adjustment expenses	$22,760	$73,031	$287,910	$262,511
Loss & LAE ratio	16.2%	72.8%	57.4%	72.2%

Amortization of deferred reinsurance gain – LPT	$4,033	$4,470	$16,976	$18,249
LPT Reserve Adjustment	73,349	—	73,349	—
LPT Contingent Commission Adjustment	8,601	316	9,609	1,050
Impact of LPT	61.0%	4.8%	19.9%	5.3%
Loss & LAE before impact of LPT	$108,743	$77,817	$387,844	$281,810
Loss & LAE ratio before impact of LPT	77.2%	77.6%	77.3%	77.5%

Commission expense	$18,462	$13,729	$65,580	$47,344
Commission expense ratio	13.1%	13.7%	13.1%	13.0%

Dividends to policyholders	$687	$657	$3,204	$3,423
Policyholder dividend ratio	0.5%	0.7%	0.6%	0.9%

Underwriting & other operating expenses	$30,505	$23,505	$121,440	$100,717
Underwriting & other operating expenses ratio	21.6%	23.4%	24.2%	27.8%

Total expenses	$72,414	$110,922	$478,134	$413,995
Combined ratio	51.4%	110.6%	95.3%	113.9%

Total expense before impact of the LPT	$158,397	$115,708	$578,068	$433,294
Combined ratio before the impact of the LPT	112.5%	115.4%	115.3%	119.2%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$108,743	$77,817	$387,844	$281,810
Plus: Unfavorable prior period reserve development	(520)	(496)	(1,800)	(1,127)
Accident period losses & LAE before impact of LPT	$108,223	$77,321	$386,044	$280,683

Losses & LAE ratio before impact of LPT	77.2%	77.6%	77.3%	77.5%
Plus: Unfavorable prior period reserve development ratio	(0.4)	(0.5)	(0.3)	(0.3)
Accident period losses & LAE ratio before impact of LPT	76.8%	77.1%	77.0%	77.2%

Combined ratio before impact of the LPT	112.5%	115.4%	115.3%	119.2%
Plus: Unfavorable prior period reserve development ratio	(0.4)	(0.5)	(0.3)	(0.3)
Accident period combined ratio before impact of LPT	112.1%	114.9%	115.0%	118.9%